EXHIBIT 5.2

[Letterhead of G.C.A. Smeets]

Schlumberger N.V.

(Schlumberger Limited)

153 East 53rd Street, 57th Floor

New York, New York 10022-4624

Curaçao, October 30, 2003

Ladies and Gentlemen,

We have acted as Netherlands Antilles legal counsel for Schlumberger Limited (Schlumberger N.V.), a Netherlands Antilles corporation established in Curaçao (the “Company”), in connection with a Registration Statement on Form S-3 (Registration No. 333-108730) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the resale of $975,000,000 aggregate principal amount of 1.500% Series A Convertible Debentures due June 1, 2023 (the “Series A Debentures”), $450,000,000 aggregate principal amount of 2.125% Series B Convertible Debentures due June 1, 2023 (the “Series B Debentures” and, together with the Series A Debentures, the “Debentures”) and an indeterminate number of shares of common stock, par value $.01 per share, of the Company issuable upon conversion of the Debentures (the “Conversion Shares”).

As Netherlands Antilles legal counsel for the Company we have examined and relied upon the following documents in original, photostatic or facsimile form:

(a)	the Registration Statement;

(b)	a certified copy of the articles of incorporation of the Company, as presently in effect;

(c)	an extract obtained online from the commercial register maintained by the Chamber of Commerce and Industry in Curaçao, Netherlands Antilles, relating to the registration of the Company;

(d)	a certified copy of the resolutions adopted by the Board of Directors of the Company in its meeting held on May 30, 2003, certified as having been duly adopted at a duly called meeting of the Board of Directors of the Company;

(e)	a copy of the Base Indenture and of the First Supplemental Indenture thereto, both dated as of June 9, 2003 and both between the Company and Citibank, N.A., as Trustee (collectively, the “Indenture”); and

(f)	the Series A Debentures and the Series B Debentures.

In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind:

(i)	the genuineness of all signatures on all documents we have reviewed;

(ii)	the authenticity of all such documents submitted to us as originals, and that each of the documents has been duly executed in the form, or substantially in the form submitted to us as execution copies; and

(iii)	the conformity with originals of all documents submitted to us copies.

In rendering the following, we are opining on the matters hereinafter referred to, only insofar as they are governed by the laws of the Netherlands Antilles as they stand at the present time and as they are interpreted under presently published case law of Netherlands Antilles, including the Supreme Court of the Netherlands (“Hoge Raad der Nederlanden”).

Based upon and subject to the foregoing and subject to the qualifications set forth below and subject to any matters, documents or events not disclosed to us and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

(a)	The execution, delivery and performance by the Company of the Indenture and the Debentures have been duly authorized by all requisite corporate action of the Company;

(b)	The Indenture and the Debentures have been duly executed, authenticated, issued and delivered insofar as such matters are governed by the laws of the Netherlands Antilles;

(c)	The Conversion Shares have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Debentures and the Indenture, will be duly and validly issued and fully paid and non-assessable; and

(d)	In any proceedings taken in the Netherlands Antilles for the enforcement of the provisions of the Indenture or the Debentures, the choice of law of the State of New York as the governing law thereof would be legal, valid and binding under the laws of the Netherlands Antilles and a competent court in the Netherlands Antilles would uphold such choice of law in a suit on the Indenture or the Debentures brought before it, except: (i) to the extent that any terms of the Indenture or the Debentures or any provisions of the laws of the State of New York applicable to the Indenture or the Debentures are manifestly incompatible with mandatory laws of the Netherlands Antilles and the public order of the Netherlands Antilles; and (ii) that a Netherlands Antilles court may give effect to mandatory rules of the laws of another jurisdiction, including the laws of the Netherlands Antilles, with which the situation has a close connection, if and insofar as, under the laws of that other jurisdiction, those rules must be applied whatever the chosen law. The choice of law provision in the Indenture and the Debentures do not violate any mandatory laws of the Netherlands Antilles or the public order of the Netherlands Antilles.

The opinions expressed herein are subject to the following qualifications:

(a)	The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (“faillissement”), insolvency, fraudulent conveyance (“actio Pauliana”), reorganization, moratorium (“surséance van betaling”), and other or similar laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

(b)	The rights and obligations of the parties to the agreements are, to the extent that the laws of the Netherlands Antilles are applicable, subject to the principle of good faith (“goede trouw”), which under Netherlands Antilles law governs the relationship between the parties to a contract and which, in certain circumstances, may limit or preclude the reliance on, or enforcement of, contractual terms and provisions.

This opinion is strictly limited to the matters stated herein and may not read as extending by implication to any matters not specifically referred to herein, including tax matters.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.2 to the Registration Statement. We also consent to our reference under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. Baker Botts L.L.P. may rely on the opinions herein as if this letter were addressed to it.

Sincerely yours,

G.C.A. Smeets, civil-law notary